EXHIBIT 10.2

2004 Bonuses Paid to Iron Mountain Incorporated Named Executive Officers

The following table provides information concerning 2004 bonus compensation (paid in 2005) earned by the Chief Executive Officer, the other three most highly compensated executive officers of Iron Mountain Incorporated (the “Company”) and Robert G. Miller and Peter Delle Donne, each of whom would have been one of the most highly compensated executive officers of the Company for 2004 but for the fact that he was no longer an executive officer of the Company as of the end of 2004 (the “Named Executive Officers”).

Name and Principal Position	Bonus

C. Richard Reese Chairman of the Board and Chief Executive Officer	$1,375,000
John F. Kenny, Jr. Executive Vice President and Chief Financial Officer	$250,000
Harold E. Ebbighausen President of IMOSDP, a division of IMIM from 2002 until December 2004; currently Group President, North American Service Delivery	$264,622
Jean A. Bua Senior Vice President and Corporate Controller	$44,036
Robert G. Miller(1) President and Chief Operating Officer of IMRM, a division of IMIM	$ 0
Peter E. Delle Donne(2) President of Iron Mountain Enterprise Solutions and Services, a division of IMIM	$203,724

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(1)	Mr. Miller became Executive Vice President-Development, Asia/Pacific in December 2004 and was, therefore, not an executive officer of the Company as of December 31, 2004.

(2)	Mr. Delle Donne left the Company in December 2004 and was, therefore, not an executive officer of the Company as of December 31, 2004.